UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 1, 2007

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.
     Effective February 1, 2007, Reliance Steel & Aluminum Co. (the “Company”) completed its previously disclosed acquisition of the net assets and business of the Encore Group of metals service center companies (Encore Metals, Encore Metals (USA), Inc., Encore Coils, and Team Tube in Canada) headquartered in Edmonton, Alberta, Canada. Encore was organized in 2004 in connection with the buyout by management and a private equity fund managed by HSBC Capital (Canada) Inc. of certain former Corus CIC and Corus America businesses. Encore specializes in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar and carbon steel flat-rolled products, through its 17 facilities located mainly in Western Canada. Encore’s net sales for the twelve months ended December 31, 2006 were approximately C$259 million. The Company acquired the Encore Group assets through RSAC Canada Limited, the Company’s wholly owned Canadian subsidiary, and RSAC Canada (Tube) ULC, a subsidiary of RSAC Canada Limited. Current management will remain in place. The cash transaction will be immediately accretive to the Company’s earnings. Terms were not disclosed.
     Prior to the closing of the acquisition, neither the sellers nor any of the officers or directors of the Encore Group were affiliated with or related to the Company in any way. The purchase price was determined by negotiations between the Company on the one hand, and the sellers on the other. To fund the purchase price and the repayment of debt, the Company drew on its syndicated bank revolving line of credit established November 9, 2006 with Bank of America, N.A. as administrative agent, and 15 banks as lenders.
     A copy of the press release related to this transaction is attached as Exhibit 99.1.
Item 9.01       Financial Statements and Exhibits.
     (a)       Financial Statements of Businesses Acquired.
                N/A
     (b)       Pro Forma Financial Information.
                N/A
     (c)       Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: February 6, 2007	By	/s/ Karla Lewis
Karla Lewis
Executive Vice President, Chief Financial Officer and Assistant Secretary

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated February 5, 2007.